Exhibit 2(b)



                     ---------------------------------------
                            ASSET PURCHASE AGREEMENT

                               DATED MAY 22, 1998

                                  BY AND AMONG

                           WIRELESS ONE NETWORK, L.P.,





                    WESTERN FLORIDA CELLULAR TELEPHONE CORP.


                                       AND


                        VANGUARD CELLULAR FINANCIAL CORP.
                     ---------------------------------------

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                                TABLE OF CONTENTS

RECITALS......................................................................1

SECTION   1.   DEFINITIONS....................................................1
SECTION   2.   PURCHASE OF ASSETS; CONSIDERATION.............................10
     2.1  Purchase of Assets.................................................10
     2.2  Purchase Price.....................................................10
     2.3  Payment of Purchase Price..........................................10
     2.4  Capital Expenditure Payment........................................10
     2.5  Purchase Price Adjustment..........................................11
     2.6  Taxes..............................................................13
     2.7  Escrow.............................................................13
     2.8  Assignment of Partnership Interests................................13
     2.9  Purchase of Inventory..............................................13

SECTION   3.   ASSUMPTION OF OBLIGATIONS.....................................13
     3.1  Assumption of Obligations..........................................13
     3.2  Limitation.........................................................14

SECTION   4.   REPRESENTATIONS AND WARRANTIES OF SELLER......................15
     4.1  Authority..........................................................15
     4.2  Authorization and Binding Obligation...............................15
     4.3  Absence of Certain Changes or Events...............................15
     4.4  Sufficiency of Assets..............................................16
     4.5  No Conflict or Violation...........................................16
     4.6  Consents...........................................................17
     4.7  Governmental Authorizations........................................17
     4.8  Real Property......................................................18
     4.9  Personal Property..................................................18
     4.10 Subscribers and Suppliers..........................................18
     4.11 Resale Agreements..................................................19
     4.12 Financial Statements...............................................19
     4.13 Contracts..........................................................19
     4.14 Intangibles........................................................19
     4.15 Taxes..............................................................19
     4.16 Insurance..........................................................20
     4.17 Labor Matters......................................................20
     4.18 Employee Benefit Plans.............................................20
     4.19 Litigation.........................................................21
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     4.20 Compliance With Laws...............................................21
     4.21 Bankruptcy ........................................................21
     4.22 Environmental and Safety Compliance ...............................21
     4.23 Broker.............................................................22
     4.24 Partnership Interests..............................................22

SECTION   5.   REPRESENTATIONS AND WARRANTIES OF BUYER ......................23
     5.1  Organization, Standing and Authority...............................23
     5.2  Authorization and Binding Obligation...............................23
     5.3  No Conflict or Violation...........................................23
     5.4  Consents...........................................................23
     5.5  Buyer Qualifications...............................................24
     5.6  Litigation.........................................................24
     5.7  Compliance With Laws...............................................24
     5.8  Bankruptcy.........................................................24
     5.9  Broker.............................................................24
     5.10 Financial Capability...............................................24
     5.11 Knowledge of Claims................................................25

SECTION   6.   COVENANTS OF SELLER...........................................25
     6.1  Pre-Closing Covenants..............................................25
     6.2  Closing Covenant...................................................27
     6.3  Title; Risk of Loss................................................27

SECTION   7.   CLOSING COVENANTS OF BUYER....................................28
     7.1  Pre-Closing Covenants..............................................28
     7.2  Closing Covenant...................................................28

SECTION   8.   SPECIAL COVENANTS AND AGREEMENTS..............................28
     8.1  FCC Consent........................................................28
     8.2  Other Consents.....................................................29
     8.3  Cooperation........................................................29
     8.4  HSR Filings........................................................29
     8.5  Notification of Certain Matters....................................29
     8.6  Employees..........................................................29
     8.7  Schedule Revision..................................................30
     8.8  Transition Services................................................30

SECTION   9.   CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER.................30
     9.1  Conditions to Obligations of Buyer.................................30
     9.2  Conditions to Obligations of Seller................................33

SECTION   10.  CLOSING; CLOSING DELIVERIES...................................34
     10.1 Closing; Termination...............................................34
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     10.2  Deliveries by Seller..............................................34
     10.3  Deliveries by Buyer...............................................36
     10.4  Form of Instruments...............................................37

SECTION    11. ACTIONS BY SELLER AND BUYER AFTER THE CLOSING.................37
     11.1  Tax Matters; Payments of Debts and Liabilities....................37
     11.2  Closing Financial Statements......................................38
     11.3  Rescission........................................................38

SECTION    12. TERMINATION...................................................39
     12.1  Grounds for Termination...........................................39
     12.2  Breaches and Defaults; Opportunity to Cure........................39


SECTION     13. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND
            INDEMNIFICATION..................................................40
     13.1   Representations and Warranties...................................40
     13.2   Indemnification by Parent and Seller.............................40
     13.3   Indemnification by Buyer.........................................41
     13.4   Limitation of Damages............................................41
     13.5   Procedure for Indemnification....................................41

SECTION     14.  REMEDIES....................................................42
     14.1   By Seller........................................................42
     14.2   By Buyer.........................................................42
     14.3   Generally........................................................42
     14.    Specific Performance.............................................42

SECTION     15.  ARBITRATION.................................................43

SECTION     16.  MISCELLANEOUS...............................................43
     16.1   Allocation of Purchase Price.....................................43
     16.2   Fees and Expenses................................................43
     16.3   Notices..........................................................43
     16.4   Further Assurances...............................................44
     16.5   Governing Law....................................................45
     16.6   Headings.........................................................45
     16.7   Gender and Number................................................45
     16.8   Entire Agreement.................................................45
     16.9   Severability.....................................................45
     16.10  Benefit and Assignment...........................................45
     16.11  Confidential Information.........................................45
     16.12  Counterparts.....................................................46
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LIST OF SCHEDULES AND EXHIBITS...............................................48



                                       v
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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of May 22, 1998 by and among WIRELESS ONE NETWORK, L.P., a Delaware limited partnership ("Buyer"), WESTERN FLORIDA CELLULAR TELEPHONE CORP., a North Carolina corporation ("Seller") and VANGUARD CELLULAR FINANCIAL CORP., a North Carolina corporation ("Parent") .


                                    RECITALS


         WHEREAS, Seller is the holder of non-wireline cellular licenses bearing the call signs KNKA739 and KNKA696, issued by the FCC, and owns certain related assets, for the construction and operation of the Fort Walton Beach, Florida, MSA (Market No. 265A) and the Pensacola, Florida MSA (Market No. 127A) (each a "System" and together, collectively, the "Systems"; and


         WHEREAS, Seller also holds the point-to-point microwave licenses bearing the call signs set forth on Schedule 4.7, issued by the FCC which are used in the operation of the Systems; and



         WHEREAS, Seller's Affiliate, Assignor, owns the Partnership Interests; and


         WHEREAS, Seller desires to sell and Buyer wishes to buy, on the terms and conditions set forth in this Agreement, the Assets of Seller identified herein which are used or useful in the operation of the Systems and the Partnership Interests;


         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:


SECTION 1.        DEFINITIONS.


         The following terms, as used in this Agreement, shall have the meanings set forth in this Section:


         "Actions" shall have the meaning assigned to it in Section 4.19.


         "Affiliate" means with respect to any Person, any other Person controlling, controlled by or under common control with such Person or partners of such Person if such Person owns a majority of the partnership. For the purposes of this definition, "control" when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract.

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         "Accounts Receivable" means all subscriber accounts receivable from customers of the Systems arising in the ordinary course of business.


         "Assets" means all of Seller's right, title and interest in all of the tangible and intangible assets, real, personal or mixed, now owned or held by Seller or hereafter acquired by Seller on or prior to the Closing Date and used or useful in or necessary for the operation of the Systems, other than the Excluded Assets, but otherwise including, without limitation, the Real Property, the Personal Property, the Contracts, the Governmental Authorizations (to the extent assignable), the Intangibles, the Books and Records, the Subscriber Agreements and all Current Assets. The Assets do not include any assets of Seller's Affiliates used to provide billing, legal, customer service, accounting, roaming support or other consolidated administrative or technical support functions (including networking facilities such as North American Cellular Networks ("NACN"), Cellular Digital Packet Data ("CDPD") and Short Messaging Service ("SMS")) located outside of the Markets, none of which are reflected on the Books and Records.


         "Assignment Applications" shall have the meaning assigned to it in
Section 8.1.


         "Assignor" means one or more members of Parent's consolidated group which is or may from time to time be the owner of the Partnership Interests.


         "Assumed Liabilities" shall have the meaning assigned to it in Section 3.1.


         "Balance Sheet Date" means March 31, 1998.


         "Benefit Arrangement" means any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation, any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or any other form of incentive compensation or post-retirement insurance, compensation or benefits which:


         (A).     is not a Welfare Plan, Pension Plan or Multi-employer Plan,


         (B). is entered into, maintained, contributed to or required to be contributed to, as the case may be, by Seller or its ERISA Affiliate or under which Seller or its ERISA Affiliate may incur any liability, and


         (C). covers any employee or former employee of Seller or its ERISA Affiliate (with respect to their relationship with such entities).

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         "Books and Records" means all of the books and records of Seller pertaining to the operation and maintenance of the Systems, other than the Excluded Assets but otherwise including without limitation, (i) books and records relating to the purchase of materials and supplies, invoices, customer lists, supplier lists, personnel records, billing records and subscriber information, (ii) public file materials, logs and engineering records, (iii) plans, diagrams, blueprints, schematics, filings with governmental agencies and executed copies of Contracts, Subscriber Agreements and maintenance records.


         "Business Days" means all days except Saturday, Sunday and the holidays recognized by the government of the United States for its employees.


         "Buyer's Closing Certificate" shall have the meaning assigned to it in
Section 9.2.


         "Capital Expenditures Payment" shall have the meaning assigned to it in
Section 2.4.


         "Capital Expenditures Summary" shall have the meaning assigned to it in
Section 2.4.


         "Cash and Cash Equivalents" means all cash of Seller on hand and in financial institutions, and cash equivalents.


         "Cell Site" means a location that contains, among other things, a low-power transmitter-receiver that communicates by radio signal with cellular telephones located in the Markets.


         "Claim Period" shall have the meaning assigned to it in Section 13.4.


         "Claimant" shall have the meaning assigned to it in Section 13.5.


         "Claims" shall have the meaning assigned to it as in Section 13.5.


         "Closing" means the consummation of the transactions contemplated in this Agreement in accordance with this Agreement.


         "Closing Financial Statements" means the Closing Date Balance Sheet and the related statements of income for the Systems as of, and for the period ended on, the Closing Date, prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and presenting fairly the assets, liabilities and financial position of the Systems as of the Closing Date and the results of operations for the period then ended.


         "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 10.1(a).

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         "Closing Date Balance Sheet " shall have the meaning assigned to it in
Section 2.5(c).


         "Closing Statement" shall have the meaning assigned to it in Section 2.5(c).


         "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.


         "Communications Act" means the Communications Act of 1934, as amended, and the regulations promulgated by the FCC thereunder.


         "Consents" means the FCC Consents, the filings required under the HSR Act, and the other consents, waivers, permits, and approvals of third parties, including without limitation those by Governmental Authorities, necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated hereby, which Consents are set forth in Seller's Disclosure Schedule.


         "Contracts" means all contracts, leases (for real or personal property), non-governmental licenses, commitments, understandings and other agreements, including any amendments or other modifications thereto, to which Seller is a party, that relate to the operation of the Systems, including those described in Seller's Disclosure Schedule, together with any additions thereto between the date hereof and the Closing Date, but excluding Excluded Assets.

         "Current Assets" means the following current Assets, excluding the Excluded Assets, calculated in accordance with GAAP, of Seller presented on the Closing Date Balance Sheet: (a) Cash and Cash Equivalents; (b) Accounts Receivable, (c) Inventory for new cellular telephones, pagers and accessories and refurbished or used cellular telephones, pagers and accessories reflected at the lower of cost or fair market value in accordance with GAAP; and (d) prepaid items and deposits that Buyer will receive the benefit of after the Closing.

         "Current Liabilities" means the following current Liabilities, excluding the Excluded Liabilities, calculated in accordance with GAAP, of Seller as presented on the Closing Date Balance Sheet: (a) subscriber deposits received; (b) deferred revenue received; and (c) ordinary trade payables incurred in the normal course of business excluding any payables owed by Seller to any Affiliate.


         "Damages" shall have the meaning assigned to it in Section 13.2.


         "Effective Order" shall have the meaning assigned to it as in Section 9.1(b).


         "Effective Time" means 12:01 a.m., Washington, D.C. time, on the Closing Date.


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         "Employee Plans" means all Benefit Arrangements, Multi-employer Plans,
Pension Plans and Welfare Plans, which Employee Plans are set forth in Seller's Disclosure Schedule.


         "Encumbrance" means any conditional sales contract (except for the sale of cellular telephone service), claim, lien, pledge, option, charge, easement, security interest, mortgage, deed of trust, right-of-way, encumbrance or adverse interest of any kind or character, other than Permitted Encumbrances, relating to the Systems.


         "Environmental Laws" shall have the meaning assigned to it in Section 4.22.


         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.


         "ERISA Affiliate" means any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with Seller as defined in Section 413(b), (c), (m), or (o) of the Code.


         "Escrow Agent" shall have the meaning assigned to it in Section 2.7.


         "Escrow Agreement" shall have the meaning assigned to it in Section
2.7.


         "Escrow Amount" shall have the meaning assigned to it in Section 2.7.


         "Excluded Assets" means the following assets of Seller which are retained by Seller and are not being sold or assigned to Buyer hereunder:


                  (a). the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, tax payer and other identification numbers, seals, minute books, stock transfer books, stock certificates (including blanks), and other documents relating to the organization, maintenance, and existence of Seller as a corporation;


                  (b). any of the rights of Seller under this Agreement and other documents executed by the parties as contemplated herein or under any other agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement;


                  (c). all trademarks and tradenames used in connection with the operation of the Systems other than the agreement which permits the Seller to use the "Cellular One" trade name.


         "FCC" means the Federal Communications Commission.


                                       5
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         "FCC Authorizations" means those authorizations issued by the FCC to operate the non-wireline cellular radio telephone systems and related point-to-point microwave facilities in the Markets, which FCC Authorizations are set forth in Seller's Disclosure Schedule.


         "FCC Consents" means actions by the FCC granting its consent to the consummation of the transactions contemplated by this Agreement.


         "Final Order" means a written action or order issued by the FCC or other Governmental Authority (i) which has not been reversed, stayed, enjoined, set aside, annulled, or suspended and (ii) with respect to which (A) no requests have been filed and are still pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC or other Governmental Authority to set aside the action on its own motion have expired, (B) in the event of review, reconsideration, or appeal, the time for further review, reconsideration, or appeal has expired, and
(C) in the event of a stay, such stay has been dismissed and the time for review, reconsideration or appeal thereof has expired.


         "Financial Statements" means the balance sheets and related statements of income of Seller as of and for the three month period ended as of March 31, 1998 and the twelve month periods ended as of December 31, 1997 and 1996, all of which are contained in Seller's Disclosure Schedule.


         "FTC" means the Federal Trade Commission.


         "Governmental Authority" means those federal, state and local government agencies or organizations with regulatory or licensing jurisdiction over the Seller's business and the operation of the Systems.


         "GAAP" means generally accepted accounting principles as in effect from time-to-time.


         "Governmental Authorizations" means all licenses, permits, franchises, and other authorizations (except for local business licenses and occupancy permits) issued by Governmental Authorities in connection with the operation of the Systems (including the FCC Authorizations), and all applications for modification, extension or renewal thereof, which Governmental Authorizations are set forth in Seller's Disclosure Schedule.


         "Holdback" shall have the meaning assigned to it in Section 2.3.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.


         "Indemnitor" shall have the meaning assigned to it in Section 13.5.

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


         "Independent Accountant" shall have the meaning assigned to it in
Section 2.5(c).


         "Initial Adjustment Amount" shall have the meaning assigned to it in
Section 2.5(b).


         "Intangibles" means any and all copyrights, trademarks, trade names, trade secrets, licenses, patents, permits, privileges, proprietary information, technical information and data, machinery and equipment warranties, customer and supplier lists, and other intangible property rights and interests applied for, issued to, or owned by Seller or under which Seller is licensed or franchised and used or useful in the operation of the Systems including the FCC Authorizations, other than Excluded Assets but otherwise including without limitation those listed in Seller's Disclosure Schedule, together with any additions thereto between the date hereof and the Closing Date pursuant to
Section 8.7.


         "Inventory" means all new cellular telephones and pagers and related accessories and all used or refurbished cellular telephones or pagers and related accessories, which Buyer agrees to purchase.


         "Liabilities" means liabilities, obligations or commitments of any nature, whether absolute, accrued, contingent or otherwise, known or unknown, whether matured or unmatured, as reflected on the Financial Statements.


         "Markets" means the Fort Walton Beach, Florida MSA (Market No. 265A) and the Pensacola, Florida MSA (Market No. 127A), as defined by the FCC.


         "Multi-employer Plan" means any "multi-employer plan" as defined in
Section 4001(a)(3) or (3)(37) of ERISA, (i) which Seller or its ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which Seller or its ERISA Affiliate may incur any liability and (ii) which covers any employee or former employee of Seller or its ERISA Affiliate (with respect to their relationship with such entities).


         "Net Working Capital" shall have meaning assigned to it in Section 2.5(a).


         "Objection Notice" shall have the meaning assigned to it in Section 2.5(c).


         "Partnership Interests Assignment Agreement" shall have the meaning assigned to it in Section 2.8.


         "Partnership Interests Assignment Payment" shall have the meaning assigned to it in Section 2.8.


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         "Partnership Interests" means those certain minority partnership interests in certain cellular telephone markets identified on Schedule 2 hereof.


         "Pension Plan" means any "employee pension benefit plan" as defined in
Section 3(2) of ERISA (other than a Multi-employer Plan) (i) which Seller or its ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which Seller or its ERISA Affiliate may incur any liability and (ii) which covers any employee or former employee of Seller or its ERISA Affiliate (with respect to their relationship with such entities).


         "Permitted Encumbrances" means (i) any liens for Taxes, assessments, or other governmental charges or levies that are not yet due and payable or which are being contested in good faith in appropriate proceedings and which are reflected as a Liability on the Closing Date Balance Sheet, (ii) easements, rights of way and other similar property rights which do not and would not reasonably be expected to have a material adverse effect on Seller's continued use of any particular parcel of Real Property in the same manner to operate the Systems and (iii) materialman and workman's liens which have not been filed but have been created by operation of law in the ordinary course of Seller's business which in each case would not reasonably be expected to have a material adverse effect on Seller's continued use of the Asset to which the lien relates.


         "Person" means any person or entity, whether an individual, trustee, corporation, general partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority.


         "Personal Property" means any and all machinery, equipment, radios, transmitters, towers, antennas, lines, switching equipment, test equipment, cellular telephone inventory, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, and other tangible personal property owned or held by Seller and used or useful in the operation of the Systems other than Excluded Assets, but otherwise including without limitation the property identified and described as part of the Personal Property in Seller's Disclosure Schedule, together with any additions thereto between the date hereof and the Closing Date.


         "Pollutant" shall mean any hazardous or toxic substances, including without limitation, petroleum products or by-products, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, petroleum or petroleum by-product, asbestos, PCBs, phosphates, lead or other heavy metals, chlorine, radon gas, "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), "hazardous material" as defined in the Hazardous Materials Transportation Act, as amended, "hazardous waste" as defined in the Resource Conservation and Recovery Act, as amended, and regulations adopted and publications promulgated pursuant to said laws.


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

         "Pro-Forma Closing Balance Sheet" shall have the meaning assigned to it in Section 2.5(b).


         "Purchase Price" shall have the meaning assigned to it in Section 2.2.


         "Purchase Price Adjustment" shall have the meaning assigned to it in
Section 2.5(a).


         "Real Property" means all real estate and all interests in real property, including all fee interests, all leaseholds, easements, licenses, rights to access, and rights of way, and all improvements thereon, owned or held by Seller and used or useful in the operation of the Systems, which Real Property is identified and described in Seller's Disclosure Schedule, together with any additions thereto between the date hereof and the Closing Date.


         "Real Property Leases" shall have the meaning assigned to it in Section 4.8.


         "Resolution Period" shall have the meaning assigned to it in Section 2.5(c).


         "Restoration Actions" shall have the meaning assigned to it in Section 6.3.


         "SEC" means the Securities and Exchange Commission.


         "Seller's Closing Certificate" shall have the meaning assigned to it in
Section 9.1(a).


         "Seller's Disclosure Schedule" means Seller's Disclosure Schedule, attached hereto and incorporated herein by reference.


         "Subscriber Agreements" means Seller's agreements for the provision of cellular telephone and paging service and/or cellular telephone and paging equipment to end users.


         "Systems" means the non-wireline cellular radio telephone systems and related point-to-point microwave facilities that are owned and operated by Seller in the Markets.


         "Taxes" means all taxes, charges, fees, levies or other assessments, including without limitation, income, excise, use, transfer, payroll, occupancy, property, sales, franchise, unemployment and withholding taxes, imposed by any Governmental Authority, and any assessments against the Real Property, together with any interest, penalties or additional taxes attributable to such taxes and other assessments.


         "Termination Notice" shall have the meaning assigned to it as in
Section 12.1(b).


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         "To Buyer's knowledge" or "to the best of Buyer's knowledge" or words of similar effect means the actual knowledge of Buyer through the following executive employees: John A. Dwyer, James A. Dwyer, III, and Patricia M. Heath.


         "To Seller's knowledge" or "to the best of Seller's knowledge" or words of similar effect means the actual knowledge of Seller through the following executive employees: Shannon Sincell-Norden, Tom Prestwood, Dennis Francis and Tim Biltz.


         "Welfare Plan" means any "employee welfare benefit plan" as defined in
Section 3(l) of ERISA, (i) which Seller or its ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which Seller or its ERISA Affiliate may incur any liability and (ii) which covers any employee or former employee of Seller or its ERISA Affiliate (with respect to their relationship with such entities).


SECTION 2.        PURCHASE OF ASSETS; CONSIDERATION.


2.1 Purchase of Assets. Subject to the terms and conditions set forth herein, on the Closing Date, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase from Seller, all of the Assets, free and clear of all Encumbrances. Seller will retain, and Buyer will not purchase, the Excluded Assets.


2.2 Purchase Price. Subject to adjustment as provided in Section 2.5 below, the total purchase price (the "Purchase Price") to be paid for the Assets shall be ONE HUNDRED SEVENTY-TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($172,500,000.00).


2.3 Payment of Purchase Price. Subject to adjustment as provided in Section 2.5, Buyer shall pay to Seller at Closing (a) 95% of the Purchase Price in immediately available U.S. funds and (b) 5% of the Purchase Price (the "Holdback") shall be held by the Escrow Agent to secure (i) any payments of amounts due Buyer from Seller hereunder such as the Purchase Price Adjustment and (ii) indemnification obligations of Seller under Section 13.2. The Holdback, less amounts being contested, shall be released pursuant to the terms of the Escrow Agreement as follows: (x) amounts due Buyer under the Purchase Price Adjustment, not to exceed $250,000, shall be released to Buyer when the Purchase Price Adjustment is finally known under Section 2.5(c) and (y) the balance one
(1) year after the Closing Date.


2.4 Capital Expenditure Payment. In addition to the Purchase Price, Buyer shall pay to Seller at Closing, in immediately available U.S. funds, the sum of (a) Seller's capital expenditures made on or after April 30, 1998, as set forth in
Schedule 2.4, and then made by Seller and (b) any other capital expenditures made on or after the date hereof with respect to the Systems and approved in writing by Buyer (collectively, the "Capital Expenditures Payment") to be reflected in the capital expenditures summary (the "Capital Expenditures Summary"), to be delivered by Seller to Buyer at Closing.

2.5      Purchase Price Adjustment.


         (a). The Purchase Price shall be increased or decreased (the "Purchase Price Adjustment") on a dollar-for-dollar basis (positive or negative) for the cumulative net adjustment required by the following: an amount equal to the Net Working Capital of Seller on the Closing Date. In addition, the Purchase Price may be reduced if as of September 30, 1998 the number of actual ending Qualified Subscribers for the Systems ("Actual Qualified Subscriber Number") is less than 54,668, subject to adjustment (for a period of up to thirty (30) days prior or subsequent to September 30, 1998) downwards of twenty (20) subscribers per day for each day prior to such date or upwards of twenty (20) subscribers per day for each day after such date, to reflect the date on which the Closing actually occurs (the "Minimum Qualified Subscriber Number"), by deducting from the Purchase Price an amount equal to Three Hundred Dollars ($300.00) times the difference between the Minimum Qualified Subscriber Number for the Systems as of the month prior to Closing and the Actual Qualified Subscriber Number. As used herein, the term "Net Working Capital" shall mean (y) Current Assets minus (z) Current Liabilities, as such amounts are reflected on the Closing Date Balance Sheet (as hereinafter defined). Notwithstanding the foregoing, for purposes of determining the value of the Accounts Receivable, the Accounts Receivable shall be valued as follows: 100% for those less than 31 days old, 85% for those between 31 and 60 days old, 40% for those between 61 and 90 days old, and 0% for those over 90 days old. Inventory shall be valued in accordance with GAAP. Additionally, all Contracts (including Accounts Receivable) between Seller and Affiliates of Seller shall be eliminated and therefore no credits or debits made.


         (b). The initial adjustments to the Purchase Price based on Net Working Capital will be made at the Closing using a good faith estimate by Seller of the Net Working Capital of Seller (the "Initial Adjustment Amount") based upon an unaudited balance sheet (the "Pro-Forma Closing Balance Sheet") to be prepared by Seller as of the end of the month immediately preceding the Closing Date if the Closing Date is on or after the tenth (10th) day of the month or otherwise as of the end of the next preceding month or, at Seller's discretion, as of such other interim date for which the necessary information is available, such estimate to be delivered by Seller to Buyer at least five (5) Business Days prior to Closing along with the Pro-Forma Closing Balance Sheet. Buyer will present any good faith objections to the Pro-Forma Closing Balance Sheet, stating in reasonable detail the basis for such objections, to Seller within two
(2) Business Days prior to Closing and Seller shall, when it deems appropriate in good faith, make adjustments to the Pro-Forma Closing Balance Sheet, prior to the Closing Date.


         (c). As promptly as practicable after the Closing Date (but in no event later than sixty (60) days thereafter) Seller shall prepare and deliver to Buyer for its review and comment (i) a balance sheet dated as of the close of business on the Closing Date (the "Closing Date Balance Sheet") and (ii) an accompanying closing statement (the "Closing Statement") reasonably detailing as of the close of business on the Closing

Date Seller's determination of each element of the Purchase Price Adjustment. The Closing Date Balance Sheet shall fairly present the actual financial position of the Seller as at the close of business on the Closing Date. If Buyer objects to any amount reflected on the Closing Date Balance Sheet or the Closing Statement, Buyer must, within thirty (30) days after Buyer's receipt of the Closing Date Balance Sheet and Closing Statement, give written notice (the "Objection Notice") to Seller specifying in reasonable detail its objections, or Seller's determination of the Purchase Price Adjustment shall be final, binding and conclusive on the parties. With respect to any disputed amounts, the parties shall meet in person to negotiate in good faith during the thirty (30) day period (the "Resolution Period") after the date of Seller's receipt of the Objection Notice to resolve any such disputes. If the parties are unable to resolve all such disputes within the Resolution Period, then within five (5) Business Days after the expiration of the Resolution Period, all disputes shall be submitted to Ernst & Young or, if such firm is unavailable or unwilling to resolve such disputes, to another nationally recognized accounting firm mutually acceptable to Buyer and Seller (the "Independent Accountant") who shall be engaged to provide a final and conclusive resolution of all unresolved disputes within thirty (30) days after such engagement. The Independent Accountant shall only determine the values of the disputed item(s) and shall not ascribe a value therefore which is higher or lower than the figures presented by the parties. Buyer and Seller each represent and warrant, with respect to itself and its Affiliates, that neither itself nor its Affiliates have retained during the prior three (3) years or currently retain the Independent Accountant to provide accounting or other services and agrees on behalf of itself and its Affiliates not to retain such firm until a final determination of the Purchase Price Adjustment has been made. The determination of the Independent Accountant shall be final, binding and conclusive on the parties hereto, and the fees and expenses of the Independent Accountant shall be borne equally by the parties. From and after the Closing Date, Buyer will provide Seller with access to the books, records and personnel of Buyer that Seller reasonably requests.


         (d). If the Purchase Price Adjustment (as finally determined in accordance with the provisions set forth above) less the Initial Adjustment Amount is a positive (negative) amount, then, within five (5) Business Days after such final determination, Buyer (Seller) shall pay to Seller (Buyer) such amount in immediately available funds. Any amounts resolved by the Independent Accountant which differ from the losing party's position by more than 10% (measured from that party's position) shall bear interest at the rate of 12% per year. Any payments not made after ten (10) days of the due date shall bear interest at the annual rate of 12% per year, together with payment of all reasonable attorneys' fees for costs of collection.


         (e). To the extent that any Taxes, assessments or other governmental levies that are being contested in good faith by Seller in appropriate proceedings are reflected as a Liability on the Closing Date Balance Sheet and are not finally determined to be due and owing or not paid by Buyer within two
(2) years of the Closing Date, Buyer shall reimburse such amounts to Seller.

          2.6 Taxes. Except for Taxes which are not yet due (for which the Closing Date Balance Sheet shall reflect appropriate amounts) all Taxes (including gross receipts, Federal excise, sales, payroll and income taxes) and other assessments on the Assets which are due and payable shall be paid by Seller as of the Closing Date.


         2.7 Escrow. Concurrently with the execution of this Agreement, Buyer shall deliver to CORESTATES Bank, N.A., as escrow agent (the "Escrow Agent"), the amount of 10% of the Purchase Price ($17,250,000.00) in immediately-available funds, which amount (including, unless otherwise stated herein, all interest earned on such sum thereafter, the "Escrow Amount") shall be held by the Escrow Agent pursuant to the terms of a certain escrow agreement of even date herewith (the "Escrow Agreement") in the form of Exhibit 2.7. In the event of a termination of this Agreement by Seller in accordance with the terms of
Section 12.1(b)(ii), Seller shall be entitled to retain the entire Escrow Amount; provided, however, that Seller shall not be entitled to retain the Escrow Amount if Buyer also has the right to terminate the Agreement under section 12.1(b)(ii) or any other Section of this Agreement. At Closing, the Escrow Amount shall be applied against the Purchase Price. In the event that the Agreement is terminated by Seller under Section 12.1(b)(ii) and Buyer does not have the right to terminate the Agreement, the Escrow Amount shall be considered liquidated damages and shall be the sole and only recourse against Buyer and its Affiliates.


         2.8 Assignment of Certain Partnership Interests. On the Closing Date, in consideration of the payment of the Purchase Price, subject to the terms and conditions of a certain partnership interests assignment agreement in the form of Exhibit 2.8 (the "Partnership Interests Assignment Agreement"), Seller shall cause Seller's Affiliate, Assignor, to sell, assign, transfer and convey to Buyer the Partnership Interests .


         2.9 Purchase of Inventory. Seller shall provide a list of inventory to Buyer twenty (20) days prior to the Closing Date and Seller shall elect within five (5) days of receipt thereof which items of Inventory it elects to purchase.


SECTION 3.        ASSUMPTION OF OBLIGATIONS.


3.1 Assumption of Obligations. From and after the Closing Date, Buyer shall assume and undertake to pay, satisfy or discharge solely and only (a) the Current Liabilities ( but not including the current portion of long term liabilities including accrued interest thereon) of Seller on and as of the Closing Date, and (b) the Liabilities, obligations and commitments of Seller arising on or after the Closing Date relating to periods after the Closing Date under: (i) the Contracts listed in Seller's Disclosure Schedule; and (ii) the Subscriber Agreements. Buyer shall also assume and be responsible for (y) all Liabilities arising from the ownership and use of the Assets and the operation of the Systems on and after the Closing Date relating to periods after the Closing Date and (z) all Taxes and assessments (including, but not limited to those relating to federal and state universal service funds) for which and to the extent accruals are reflected on the Closing Date Balance Sheet relating to periods prior to Closing or arising from the ownership and use of the Assets and the operation of the Systems on and after the Closing Date. Each of the obligations set forth in this Section
3.1 is individually referred to herein as an "Assumed Liability" and are collectively referred to herein as "Assumed Liabilities."


3.2 Limitation. Except as expressly set forth in Section 3.1 hereof, Buyer shall not assume, or otherwise be responsible for, any liabilities or obligations of Seller, whether actual or contingent, matured or unmatured, liquidated or unliquidated, known or unknown, whether arising out of occurrences prior to, at or after the date hereof, which include, without limitation:


         (a). any liability or obligation for legal, accounting and audit fees and any other expenses incurred by Seller in connection with the preparation of, negotiation of, and performance under, this Agreement;


         (b). any liability or obligation of Seller with respect of any employees or former employees of Seller including without limitation (i) any employment agreement, whether or not written, between Seller and any Person,
(ii) any liability under any Employee Plan at any time maintained, contributed to or required to be contributed to by or with respect to Seller, or under which Seller may incur liability, or any contributions, benefits or liabilities therefor, or any liability with respect to Seller's withdrawal or partial withdrawal from or termination of any Employee Plan and (iii) any claim under any state unemployment compensation or worker's compensation law, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred prior to the Closing Date;


         (c). any liability or obligation of Seller in respect of any Taxes or assessments arising from or with respect to the Assets incurred or attributable to any period prior to the Closing Date for which and to the extent accruals are not reflected on the Closing Date Balance Sheet;


         (d). any liability or obligation of Seller resulting from any Action against Seller for which Seller is not entitled to indemnification pursuant to
Section 13.3;


         (e). any liability or obligation of Seller or its Parent or Affiliates resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by, this Agreement, including any liability to any broker, finder or other financial intermediary; and


         (f). any liability or obligation under any material Contract not listed in Seller's Disclosure Schedule. For purposes of the foregoing, "material" Contracts shall be those that provide for payments by either party in excess of Ten Thousand Dollars $10,000) annually and One Hundred Thousand Dollars ($100,000) in the aggregate.

SECTION 4.        REPRESENTATIONS AND WARRANTIES OF SELLER.


         Parent and Seller, jointly and severally, represent and warrant to Buyer as follows:


4.1 Authority. Seller is a corporation duly organized and validly existing under the laws of the State of North Carolina and has the requisite corporate power and authority required to acquire, own, lease, and operate the Assets and to carry on the business of the Systems as now being conducted. Seller has the requisite power and authority to execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms. Seller is not a participant in any joint venture or partnership, management agreement or other similar arrangement with any other Person relating to the Systems. Seller is in good standing under the laws of North Carolina and as a foreign corporation in Florida.


4.2 Authorization and Binding Obligation. Each of Parent and Seller has taken all corporate action necessary to enter into this Agreement and consummate the transactions contemplated hereby and perform its obligations hereunder. This Agreement and each of the other agreements and documents to be delivered hereunder when executed and delivered by each of Parent and Seller will have been duly executed by each of Parent and Seller and constitute a legal, valid, and binding obligation of each of Parent and Seller, enforceable against each of Parent and Seller in accordance with its terms, except for the effect thereon of any applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws of public policy or policies affecting the rights of creditors generally.


4.3 Absence of Certain Changes or Events. To Seller's knowledge (except with respect to items 4.3(b), (e) and (i) which are not qualified by knowledge), since the Balance Sheet Date, unless otherwise indicated in Seller's Disclosure Schedule, there has not been any:


         (a). (i) increase in compensation payable or to become payable to any of the employees of Seller or any bonus payment made or promised to any such employee other than in the ordinary course of business and consistent with past practices (other than an increase in the compensation of the general manager in accordance with the practices of Seller's and its Affiliates as a group), or
(ii) material change in personnel policies, insurance, retirement, health or other employee benefits or any other compensation arrangements affecting such employees;


         (b). sale, assignment or transfer of any of the Assets, singly or in the aggregate (other than in the ordinary course of business and consistent with past practice when replaced by assets of substantially equivalent value and function);

         (c). cancellation of any indebtedness or waiver of any rights of material value to Seller, except in the ordinary course of business and consistent with past practice;


         (d). amendment, cancellation or termination of any Contract, Governmental Authorization or other instrument material to the operation of the Systems;


         (e).     change in accounting methods or practices by Seller;


         (f). damage, destruction or loss not covered by insurance, materially and adversely affecting the Assets;


         (g).     imposition of any material Encumbrance on any of the Assets;


         (h). capital expenditures by Seller, or incurrence of an obligation to make any capital expenditures, involving payments in excess of $250,000 in the aggregate, other than as (i) set forth in the Capital Expenditures Summary, (ii) required in order to replace damaged or inoperable equipment which is necessary to the continued operation of the Systems as currently configured or (iii) authorized by Buyer in writing (which shall not be unreasonably conditioned or withheld);


         (i).     amendment of Seller's Articles of Incorporation or Bylaws; or


         (j). payment, discharge or satisfaction of Liabilities, other than in the ordinary course of business and consistent with past practice.


4.4 Sufficiency of Assets. Other than the Excluded Assets and except for certain assets used in connection with billing and other consolidated administrative and technical support services set forth on Schedule 4.4, the Assets set forth in Seller's Disclosure Schedule constitute all of the assets, rights and properties, tangible or intangible, real or personal which are utilized in the operation of the Systems as they are presently conducted and are necessary and useful for the conduct of the business as presently conducted.


4.5 No Conflict or Violation. The execution, delivery, and performance by Seller of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby: (i) will not conflict with any provision of each of Parent and Seller's Articles of Incorporation or Bylaws; (ii) will not conflict with or constitute a violation of any applicable statute, law, rule, code, judgment, order, ordinance, writ, injunction, regulation, decree, award or ruling of any court or other governmental instrumentality or result in an event which with notice, lapse of time or both, would result in any such conflict or violation; (iii) provided the FCC Consents are obtained, will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any Contract, Governmental Authorization, or other agreement, instrument, license, or permit to which Seller is a party or by which

Seller is bound or subject, which relates to operation of the Systems, or result in an event which with notice, lapse of time or both, would result in any such conflict, grounds, breach, default, or acceleration; and (iv) will not result in the imposition of any Encumbrance upon the Assets or any material restriction or charge on the Systems, or result in an event which with notice, lapse of time or both would result in any such imposition, restriction or charge.


4.6 Consents. Except for the Consents set forth in Seller's Disclosure Schedule and as otherwise agreed to in this Agreement, no consent, approval, permit, or authorization of, declaration to or filing or registration with any governmental or regulatory authority or any other party (including without limitation any Consent necessary for the valid assignment of any Contract) is required to be made or obtained in connection with the execution, delivery and performance of this Agreement by Seller and the transactions contemplated hereby, including enabling Buyer to own the Assets and operate the Systems.


4.7 Governmental Authorizations. Seller's Disclosure Schedule contains a true and complete list of the Governmental Authorizations related to the ownership and operation of the Systems. Seller has delivered to Buyer true and complete copies of the Governmental Authorizations. To the best of Seller's knowledge, the Governmental Authorizations comprise all the licenses, permits, and other authorizations required from Governmental Authorities for the lawful conduct of the operation of the Systems as they are currently being operated. The Governmental Authorizations are in full force and effect and are unimpaired by any acts or omissions of Seller, and are valid for the balance of the current license term, if any, applicable generally to each such Governmental Authorization. To the best of Seller's knowledge, Seller has operated the Systems in compliance with all terms and conditions of the Governmental Authorizations and of any renewals thereof applicable to the Systems except where the failure to so comply would not have a material adverse effect on Seller's rights to ownership and use of the Assets, or on its operation of the Systems. Seller is the exclusive holder of the FCC Authorizations. There are no pending or, to the best of Seller's knowledge, threatened proceedings by or before the FCC which would result in the revocation, cancellation, suspension or adverse modification of the FCC Authorizations or the imposition of any forfeiture; nor to the best of Seller's knowledge are there any facts that would give rise to or form the basis for such a proceeding. Provided the FCC Consents are obtained and become Final Orders, Seller has (and on the Closing Date will have) the right, power and authority under the Communications Act to transfer the Assets to Buyer upon consummation of the transactions contemplated hereby. To the best of Seller's knowledge, no renewal of any FCC Authorization would constitute a major environmental action under the current rules of the FCC. The FCC actions granting the current FCC Authorizations together with all underlying construction permits, are Final Orders of the FCC. Seller is not aware of any reason why (i) those of the FCC Authorizations subject to expiration would not be renewed in the ordinary course of business or (ii) any of the FCC Authorizations would be revoked. None of the Governmental Authorizations is subject to any Encumbrance, other than any liens securing Seller indebtedness, all of which liens shall be extinguished by Seller prior to or at Closing.


4.8 Real Property. Seller's Disclosure Schedule contains a complete description of all of Seller's interests and rights in Real Property used or useful in the operation of the Systems as currently being operated. Seller leases all of its other Real Property pursuant to one or more of the Contracts (the "Real Property Leases"), and each leased Cell Site that is part of the Assets is the subject of a Real Property Lease. To the best knowledge of Seller, there are no pending or threatened condemnation proceedings relating to any of the Real Property. To Seller's knowledge, all towers and other structures on the Real Property which are part of the Assets are marked in accordance with the requirements of the FCC Authorizations and all applicable state and local laws. Seller has not received any written notice for assessments for public improvements against any Real Property which remains unpaid. Except as set forth in Seller's Disclosure Schedule, Seller has not granted any oral or written lease, sublease or license granting to any Person any right to the possession, use, occupancy or enjoyment of any of the Real Property. Seller has good title to the Real Property and none of the Real Property is subject to any Encumbrance, other than any liens securing Seller indebtedness, all of which liens shall be extinguished by Seller prior to or at Closing. Seller has delivered to Buyer true and complete copies of all Real Property Leases.


4.9 Personal Property. Seller's Disclosure Schedule contains descriptions of all Seller's material Personal Property. Seller owns and has good title to each item of Personal Property, except for the Personal Property that is specifically identified in Seller's Disclosure Schedule as leased pursuant to one of the Contracts. None of the PersonaI Property is subject to any Encumbrance, except for any liens securing Seller indebtedness, all of which shall be extinguished by Seller prior to or at Closing, and Permitted Encumbrances. The Personal Property is sufficient to permit the Systems to operate in all material respects in accordance with the terms of the FCC Authorizations. The Personal Property is in good operating condition, normal wear and tear excepted. The Assets constitute all the assets used in the conduct of the business as currently conducted (except for Excluded Assets).


4.10 Subscribers and Suppliers. Copies of all unexpired Subscriber Agreements are contained in Seller's Books and Records. As of the Balance Sheet Date, Seller had approximately 51,296 Qualified Subscribers, each telephone number being a separate Qualified Subscriber. Except as set forth in Seller's Disclosure Schedule, Seller has not entered into any Subscriber Agreements outside the ordinary course of business or for consideration other than cash. As used herein, "Qualified Subscribers" means cellular accounts that (a) are active in both Seller's switch and billing subscriber data bases, (b) are suspended (not in excess of one hundred and twenty (120) days) and active (suspended not to exceed ten percent (10%) of the aggregate of the number of active and suspended subscribers), (c) are not a result of any special promotions instituted on or after the date hereof by Seller outside of the ordinary course of business consistent with past practice unless approved in writing by Buyer (which approval shall not be unreasonably withheld), and (d) are not agent or employee accounts.


4.11 Resale Agreements. Seller is a party to certain resale agreements for paging services which are listed in the Seller's Disclosure Schedule and such agreements are included in the Contracts. Seller has no resale agreements for cellular services.


4.12 Financial Statements. The Financial Statements are contained in Seller's Disclosure Schedule. The Financial Statements, the Pro-Forma Closing Date Balance Sheet and the Closing Financial Statements do and will, as appropriate, fairly present the Assets, Liabilities and financial condition and results of the System's operations indicated in accordance with GAAP consistently applied, subject to normal year-end adjustments in the case of any interim financial statements.


4.13 Contracts. The Contracts listed in Seller's Disclosure Schedule comprise all of Seller's material Contracts (including Real Property Leases). Seller has delivered to Buyer true and complete copies of all such Contracts, together with all amendments and extensions to date. To the best of Seller's knowledge, all such Contracts are in full force and effect, are valid, binding, and enforceable in accordance with their terms, are paid currently, and have not been materially impaired by any acts or omissions of Seller. Except as set forth in Seller's Disclosure Schedule, no material Contract requires the consent of any other contracting party to the transactions contemplated by this Agreement. To Seller's knowledge, there is not under any Contract any material default by any party thereto or any event that, after notice or lapse of time or both, would constitute such a material default. For purposes of the foregoing, "material" Contracts shall be those that provide for payments by either party in excess of Ten Thousand Dollars ($10,000) annually and One Hundred Thousand Dollars ($100,000) in the aggregate.


4.14 Intangibles. Seller's Disclosure Schedule contains a true and complete list of Seller's Intangibles, all of which are valid, in good standing, and, to the best of Seller's knowledge, uncontested. Except as set forth in Seller's Disclosure Schedule, Seller has no licenses granted by or to it or any other agreements to which it is a party, relating in whole or in part to any of the Intangibles. Seller owns and has good title to the Intangibles free and clear of any Encumbrance, except for any liens securing Seller indebtedness, all of which liens shall be extinguished by Seller prior to or at Closing. Seller has delivered to Buyer copies of all documents establishing the Intangibles.


4.15 Taxes.


         (a). Filing of Tax Returns. Seller has timely filed with the appropriate taxing authorities all returns (including, without limitation, information returns and other material information) in respect to all taxes and other assessments and levies (including all interest and penalties), in respect of Taxes required to be filed through the date hereof and will timely file any such returns required to be filed on or prior to the Closing

Date unless otherwise contested in good faith by Seller with notice thereof being given to Buyer. To Seller's knowledge, the tax returns and other information filed are complete and accurate in all material respects.


         (b). Payment of Taxes. All Taxes, in respect of periods beginning before the Closing Date, have been timely paid, or will be timely paid, or an adequate accrual has been or will be established therefor, as set forth in the Financial Statements or the Closing Statement, and Seller does not have any material liability for Taxes in excess of the amounts so paid or accrual so established.


         (c). Audits, Investigations or Claims. The federal income tax returns of Seller have not been audited by the Internal Revenue Service, and no material deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against Seller. Except as specified on Seller's Disclosure Schedule, there are no pending or, to the best of Seller's knowledge, threatened audits, investigations or claims for or relating to any material additional liability in respect of Taxes.


         (d). Liens. There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Assets.


         (e). Foreign Person. Seller is not a person other than a United States person within the meaning of the Code.


4.16 Insurance. Seller's Disclosure Schedule contains a complete and accurate list of all policies and binders of insurance (showing as to each policy and binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the types of coverage provided) maintained by Seller. All of such policies are sufficient for compliance with all requirements of law and all of the Contracts. Seller is not in default under any of such policies or binders and has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. Such policies or binders provide replacement cost insurance coverage for all Personal Property and all improvements upon the Real Property. Such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect by Seller through the Closing Date.


4.17 Labor Matters. Seller (i) is not a party to any labor agreement with respect to its employees with any labor organization, group or association, and
(ii) has not been notified at any time during the past three (3) years of any attempt by organized labor or its representatives to make Seller conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Seller.


4.18 Employee Benefit Plans. All Employee Plans that cover or have covered employees of Seller are set forth in Seller's Disclosure Schedule. All Employee Plans maintained by Seller conform in all respects with the provisions of ERISA and have been administered in compliance with the terms of such plans and with all filing, reporting and disclosure requirements of the Code and ERISA. There is no pending or, to the best of Seller's knowledge, threatened litigation, claim or assessment against any such Employee Plan. Each Employee Plan that is a "Pension Plan" is qualified under Section 4001 of the Code. Seller has not, and no plan fiduciary of any such Employee Plan has, engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(d) of the Code. None of Parent or Seller's current or past employees has been a participant in a Seller-sponsored Multi-employer Plan. Parent or Seller has not been subject to any "withdrawal liability" (as defined in Section 4201 of ERISA) at any time assessed against Seller with respect to any Multi-employer Plan. Seller has maintained all Employee Plans with respect to its employees in a manner that will not give rise to any successor liability to Buyer under ERISA or the Code.


4.19 Litigation. Except for legal or administrative proceedings affecting the cellular telephone or paging industries generally, there is no action, suit, claim, arbitration or other legal or administrative proceeding (collectively, "Actions") pending or, to the best of Seller's knowledge, threatened against Seller with respect to the Assets or the Systems, except as set forth on
Schedule 4.19.


4.20 Compliance With Laws. Except as set forth on Seller's Disclosure Schedule, Seller is in compliance with all laws, regulations and governmental orders applicable to the Assets and the operation of the Systems, the failure to comply with which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Assets or the operation of the Systems. Seller is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other Governmental Authority or any tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby.


4.21 Bankruptcy. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller (other than as a creditor) or any of the Assets, are pending, or to the best of Seller's knowledge, threatened, and Seller has not made any assignment for the benefit of creditors or taken any action in contemplation of or which would constitute the basis for the institution of such insolvency proceedings.


4.22 Environmental and Safety Compliance. To the best of Seller's knowledge, neither the operation of the Systems nor the Assets violates in any respect any applicable Federal, state or local law, rule, regulation or order relating to air, water or noise pollution, employee health and safety, or the production, storage, labeling, transportation or disposition of waste or hazardous or toxic substances (collectively, "Environmental Laws"). To the best of Seller's knowledge, there has been no release or discharge of Pollutants into the soil, surface waters, groundwater, drinking water supplies, navigable waters, land, surface or subsurface strata, or ambient air which has resulted or could result in any material damage, loss, cost, expense, claim, demand, order or liability to or against Seller or Buyer by a Governmental Authority or other party relating to or resulting from the operation of the Systems, the Assets or otherwise relating to the Real Property, irrespective of the cause of such condition. Seller has not received any notice from any Governmental Authority or private or public entity advising Seller that it is potentially responsible for response costs with respect to a release or threatened release of any Pollutant. Seller has not received any notice of violation of any Environmental Law or zoning or land use ordinance, law or regulation relating to the operation of the Systems or the Assets including, but not limited to, CERCLA, the Toxic Substance Control Act of 1976, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, or the Occupational Safety and Health Act of 1970, as amended. Seller's Disclosure Schedule also contains a list and brief description of all filings by Seller with, notices to Seller from, and related material reports to all Governmental Authorities administering Environmental Laws, within three years prior to the date hereof, including without limitation, filings made, corrective action taken, or citations received by Seller. Except as set forth in Seller's Disclosure Schedule, no written environmental assessments or impact statements or reports relating to the Real Property have been prepared for, or received by, Seller prior to the date hereof.


4.23 Broker. Except for Wasserstein, Perella & Co., Inc. (for whose commission and other fees and costs Seller shall be responsible), Seller has not employed the services of any broker or any similar Person that will require the payment of any finder's fee, commission or similar payment in connection with this Agreement or any matter related hereto.


4.24 Partnership Interests. Assignor has good and marketable title to the Partnership Interests, free and clear of all Encumbrances (including the absence of any Permitted Encumbrances). The Partnership Interests are not subject to any options, warrants, claims or rights of first refusal by any Person. The partnership agreements relating to the Partnership Interests are in full force and effect, with no breach or default, or alleged breach or default, by Assignor, and Assignor has made all capital calls required to be made and is not aware of any calls for additional capital. To Seller's knowledge, Assignor has not received any distributions from any such partnerships to which it is not entitled and owes no sums, and to Seller's knowledge is owed no sums, whether as a consultant, manager, partner or otherwise from any of said partnerships. All information provided by Seller and Assignor to Buyer with respect to such partnerships (i.e. financial statements, etc.) is, to Seller's best knowledge, accurate and complete in all material respects. Assignor is a corporation duly organized and validly existing and has the requisite corporate power and authority required to own the Partnership Interests. Assignor has the requisite power and authority to execute, deliver, and perform the Partnership Interests Assignment Agreement and the documents contemplated hereby according to their respective terms. Assignor is not a party to any other agreement relating to the transfer or assignment of the Partnership Interests. Assignor has taken all corporate action necessary to enter into this Agreement and consummate the transactions contemplated hereby and perform its obligations hereunder. The Partnership Interests Assignment Agreement and each of the other agreements and documents to be delivered hereunder when executed and delivered by Assignor will have been duly executed by Assignor and constitute a legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with its terms, except for the effect thereon of any applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws of public policy or policies affecting the rights of creditors generally.


SECTION 5.        REPRESENTATIONS AND WARRANTIES OF BUYER.


Buyer represents and warrants to Seller as follows:


5.1 Organization, Standing and Authority. Buyer is a limited partnership duly formed and in good standing under the laws of the State of Delaware. Buyer has the requisite corporate power and authority to execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms.


5.2 Authorization and Binding Obligation. Buyer has taken all action necessary to enter into this Agreement, consummate the transactions contemplated hereby and perform its obligations hereunder. This Agreement and each of the other agreements and documents to be delivered hereunder when executed and delivered by Seller will have been duly executed and delivered by Buyer, and constitute a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except for the effect thereon of any applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting the rights of creditors generally.


5.3 No Conflict or Violation. The execution, delivery, and performance by Buyer of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby: (i) will not conflict with the Limited Partnership Agreement of Buyer, (ii) will not conflict with or result in a violation of any applicable statute, law, rule, code, judgment, order, ordinance, writ, injunction, regulation, decree, award or ruling of any court or Governmental Authority or result in an event which with notice, lapse of time or both, would result in any such conflict or violation, or (iii) provided the Consents are obtained, will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, permit, franchise or other authorization issued by Federal, state, or local governmental authorities to which Buyer is a party or by which Buyer is bound or subject, or result in an event which with notice, lapse of time or both, would result in any such conflict, grounds, breach, default, or acceleration.


5.4 Consents. Except for the Consents and as otherwise agreed to in this Agreement, no consent, approval, permit or authorization of, declaration to or filing or registration with any Governmental Authority or any other third party is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including enabling Buyer to own the Assets and operate the Systems.


5.5 Buyer Qualifications. Buyer is legally, technically, financially and otherwise qualified to hold the FCC Authorizations and to consummate the transactions contemplated hereby. Buyer has no knowledge of any fact that would, under existing law (including the Communications Act), disqualify Buyer as an assignee of the FCC Authorizations. Buyer's acquisition of the FCC licenses will not make Buyer subject to divestiture of any radio spectrum pursuant to the spectrum cap provisions of 47 U.S.C. ss. 20.6.


5.6 Litigation. Buyer is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree which could materially adversely affect Buyer's ability to perform its obligations hereunder. There is no litigation, proceeding or investigation pending or, to the best of Buyer's knowledge, threatened against Buyer in any Federal, state or local court, or before any administrative agency or arbitrator or before any other tribunal duly authorized to resolve disputes which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement or which could materially adversely affect Buyer's ability to perform its obligations under this Agreement.

5.7 Compliance With Laws. Buyer is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other Governmental Authority or any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby.


5.8 Bankruptcy. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting Buyer (other than as a creditor) are pending, or to the best of Buyer's knowledge, threatened, and Buyer has not made any assignment for the benefit of creditors or taken any action in contemplation of or which would constitute the basis for the institution of such insolvency proceedings.


5.9 Broker. Except for Wasserstein, Perella & Co., Inc., for whose commission Seller shall be responsible, Buyer has not employed the services of any broker or any similar Person that will require the payment of any finder's fees, commission or similar payment in connection with this Agreement or any matter relating hereto. Seller shall not be liable for any commissions, finder's fees, or similar payments to any Person or entity acting on Buyer's behalf in connection with this Agreement or any matter related hereto.


5.10 Financial Capability. Buyer currently has available and/or has received binding commitments for and will have on the Closing Date sufficient funds to consummate the transactions contemplated by this Agreement, including, without limitation, payment of the Purchase Price and the Capital Expenditures Payment.


5.11 Knowledge of Claims. As of the date hereof, Buyer does not have knowledge of any breach of the representations and warranties of Seller contained in this Agreement.


SECTION 6.        COVENANTS OF SELLER.


6.1 Pre-Closing Covenants. Seller covenants and agrees with Buyer that for the period from the date hereof through the Closing:


         (a). Maintenance of the Systems. Seller shall use commercially reasonable efforts to carry on its business in the ordinary course consistent with past practice. Buyer shall not, directly or indirectly, control, supervise or direct the operation of the Systems. Seller will continue at all times prior to the Closing Date to maintain full, complete, actual (de facto) and legal (de jure) control of, and supervise and direct the operation of the FCC Authorizations and the Systems in accordance with the requirements of the Communications Act.


         (b). Certain Prohibited Transactions. Without limiting the generality of subsection (a) above, Seller shall not, without the prior written approval of Buyer (which approval shall not be unreasonably conditioned or withheld):


                  (i).mortgage, pledge or otherwise encumber any of its Assets or sell, transfer or otherwise dispose of any of its Assets except (y) for the sale or rental of inventory in the ordinary course of business, and (z) for the sale of cellular telephone operating equipment in the ordinary course of business and consistent with past practice when replaced by equipment of substantially equivalent value and function;


                  (ii).cancel, release or assign any Subscriber Agreements except in the ordinary course of business;


                  (iii).except as set forth in Seller's Disclosure Schedule, enter into, modify or terminate any material contract or commitment relating to the Systems or the Assets, except for entry into, modification or termination of Subscriber Agreements in the ordinary course of business, or amend, terminate, or waive any substantial right under any Contract (including, without limitation, any lease for real property, tower space or equipment building space) outside of the ordinary course of business;


                  (iv).make any material change in any method of accounting or accounting practice;


                  (v).enter into any agreement to make any commitment or offer to provide cellular telephone or paging service to subscribers other than in the ordinary course of business;

                  (vi).waive any material rights relating to the Systems or the Assets; or


                  (vii).do any other act (y) that would cause any representation or warranty of Seller to be or become untrue in any material respect or (z) related to the operation of the Systems that is not in the ordinary course of business consistent with past practice; or


                  (viii).enter into any special sales promotions with respect to rates or services that would extend beyond the Closing Date at substantially below market rates.


         (c). Governmental Authorizations. Seller shall not cause or, to the extent within its control, permit, by any act or failure to act, any of the Governmental Authorizations to expire or to be surrendered or modified, or take any action that would cause any Governmental Authority to institute proceedings for the suspension, revocation, or material and adverse modification of any of the Governmental Authorizations or fail to prosecute with due diligence any pending applications for any Governmental Authorization in connection with the operation of the Systems, or take any other action that would result in the Systems being in noncompliance with the requirements of any Governmental Authorizations.


         (d). Access to Information. Subject to Section 16.11 hereof, Seller shall give to Buyer and its counsel, accountants, engineers, and other representatives reasonable access to the Systems, and to all Books and Records relating thereto, and to the officers, employees, and agents of Seller, and will furnish or cause to be furnished to Buyer and its representatives all information relating to the Assets, the Systems, and Seller that they may reasonably request. Seller shall also use its reasonable efforts to keep all representations and warranties true and correct and shall promptly notify Buyer of any breach or inaccuracy thereof.


         (e). Monthly Financials. Seller shall provide Buyer with a balance sheet and related statements of income within thirty (30) calendar days after the end of each month, which financial statements shall fairly present the Assets, Liabilities and financial condition and results of the System's operations in accordance with GAAP consistently applied, subject to normal year-end adjustments.


         (f). Maintenance of Assets. Seller shall take commercially reasonable actions necessary to maintain all the Assets in good and working order and in the condition represented in this Agreement, except for obsolescence and ordinary wear and tear, and will maintain supplies of inventory and spare parts consistent with past practice. If any loss, damage, impairment, confiscation, or condemnation to any of the Assets occurs, Seller shall take all commercially reasonable actions necessary to repair, replace, or restore the Assets to their prior condition as represented herein as soon thereafter as possible, and the proceeds of any claim under any insurance policy shall be used solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed.


         (g). Compliance With Laws. Seller shall comply in all material respects with all laws, rules and regulations in connection with the Assets and the Systems and the matters related to this Agreement. Upon receipt of notice of violation of any law, rule or regulation, Seller shall contest in good faith or take action to cure the violation prior to the Closing Date.


         (h). Insurance. Seller shall take all action necessary to keep in full force and effect any existing insurance policies, or obtain comparable coverage, for the Assets and the Systems as set forth in Seller's Disclosure Schedule.


         (i). Taxes. Seller shall take all actions necessary to file in a timely manner all Federal, state, and local tax and information returns hereafter required to be filed by Seller relating to or in connection with the Assets and the operation of the Systems, and will pay all Taxes (and any other charges, duties, penalties, interest, or fines) which become due pursuant to those returns or pursuant to any assessment which becomes due and payable unless otherwise disputed in good faith by Seller with notice thereof being provided to Buyer.


         (j). No Shop. Parent and Seller agree that as long as this Agreement is in effect, neither Parent nor Seller (nor any of its or their officers, directors, representatives, employees, agents or Affiliates) will, directly or indirectly, solicit, initiate, encourage or participate in negotiations with respect to, or furnish or cause or permit to be furnished any information to any Person (other than Buyer or its representatives) in connection with any inquiry or offer for any purchase or sale of the Systems, the Assets or any material part of the Assets or the stock of Seller.


6.2 Closing Covenant. On the Closing Date, if the conditions set forth in
Section 9.2 have been satisfied, and if this Agreement has not been terminated pursuant to Section 12, Seller shall transfer, convey, assign, and deliver to Buyer the Assets and cause Assignor to assign the Partnership Interests as provided in Section 2 and make the deliveries provided in Section 10.2.


6.3 Title; Risk of Loss. Legal title and risk of loss with respect to the Assets shall not pass to Buyer or any of its subsidiaries until the Assets are transferred at Closing. If prior to the Closing Date any of the Assets are destroyed or damaged by fire, wind or other casualty, Seller may, at its option, either (a) replace or restore such Assets with Assets of comparable quality or
(b) include an amount equal to a mutually agreed upon cost of completing the replacement or repair of such property as a deduction in the calculation of the Purchase Price, or (c) if there are insurance proceeds available to cover such damage or destruction, assign its rights to such insurance proceeds to Buyer (the options referred to in (a), (b) and (c) above, collectively, the "Restoration Actions"); provided, however, that if Seller's and Buyer's agree upon estimate of the costs of the Restoration Actions exceeds ten percent (10%) of the Purchase Price, either Seller or Buyer may by written notice to the other elect to terminate this Agreement. Seller shall have the right to implement one or more of the Restoration Actions concurrently or extend the Closing Date by up to thirty (30) days to complete the restoration and repair.


SECTION 7. CLOSING COVENANTS OF BUYER.


7.1 Pre-Closing Covenants. Buyer covenants and agrees with Seller that between the date hereof and the Closing Date, Buyer shall act so that each representation and warranty in Section 5 shall continue to be true on and as of the Closing Date in all material respects as if made on and as of the Closing Date. Buyer shall not take any action that is inconsistent with Buyer's obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated hereby.


7.2 Closing Covenant. On the Closing Date, if the conditions set forth in
Section 9.1 have been satisfied, and if this Agreement has not been terminated pursuant to Section 12, Buyer shall purchase the Assets from Seller and Partnership Interests from Assignor as provided in Section 2 and shall make the deliveries provided in Section 10.3.


SECTION 8. SPECIAL COVENANTS AND AGREEMENTS.


8.1 FCC Consent. The sale of the Assets as contemplated by this Agreement is subject to the prior consent and approval of the FCC. Not later than ten (10) Business Days after the date of this Agreement, Buyer and Seller shall file with the FCC applications for the FCC Consents (the "Assignment Applications"). Buyer and Seller agree to use their best efforts to: (i) prosecute the Assignment Applications with all reasonable diligence; (ii) amend the Assignment Applications as may be required or desirable to effectuate the transactions contemplated hereunder; (iii) oppose any petition to deny or other opposition filed against the Assignment Applications; and (iv) otherwise use their best efforts to obtain a grant of the Assignment Applications as expeditiously as practicable. Neither Buyer nor Seller shall seek, nor cause any of their agents to seek, and each shall use its best efforts to oppose, any request for reconsideration, application for review or any other attempt to seek any form of review of the FCC Consent. The failure by either party to timely file or diligently prosecute its portion of the Assignment Applications as required by this Section shall be a material breach of this Agreement. All fees charged by the FCC in connection with filing the Assignment Applications shall be paid by Buyer.

8.2      Other Consents.


         (a). Within ten (10) Business Days after the date of this Agreement, Seller and Buyer shall join in any applications, filings or registrations required by any state or local governmental regulatory authority to request issuance of orders approving the transactions contemplated by this Agreement (if such orders are requisite to the completion of these transactions) and diligently and expeditiously take all steps reasonably necessary to prosecute any such applications. The failure by either party to timely file or diligently prosecute its portion of any such applications as required by this Section shall be a material breach of this Agreement. All filing and grant fees charged by such state regulatory authority in connection with such applications shall be paid by Buyer .


         (b). Seller shall commence, as soon as practicable, all action reasonably necessary to obtain all other Consents, provided that, such action does not cause a material adverse change in the terms or conditions of any Contract or Governmental Authorization that could be materially less advantageous to the operation of the Systems than those existing under the Contract or Governmental Authorization as in effect on the date hereof. Seller shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents. Seller shall not agree to any material adverse change in any provision of any Contract as a condition to obtaining such consent without first obtaining Buyer's approval for any such change.


8.3 Cooperation. The Parties shall cooperate fully with each other in connection with any actions required to be taken as part of their obligations under this Agreement, and will use their best efforts to consummate the transactions contemplated hereby and to fulfill their obligations hereunder.


8.4 HSR Filings. Within twenty (20) Business Days after the date of this Agreement, the Parties shall make any and all filings that the parties determine are required under the HSR Act. All filing and grant fees in connection with such HSR Act filings shall be paid by Buyer.


8.5 Notification of Certain Matters. Seller and Buyer shall each give prompt notice to the other party of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and such party shall use all reasonable efforts to remedy the same.

8.6 Employees. It is Buyer's current intention to offer employment to some or all of Seller's employees. Buyer shall provide to Seller a written list, not less than twenty (20) days prior to the Closing Date, of those employees of Seller which will be offered a job by Buyer. If Buyer offers employment to any of Seller's employees, Buyer's offers of employment shall be on terms and conditions that Buyer shall determine in its sole discretion. Buyer will consult with Seller prior to any communications with Seller's employees regarding future employment. Neither Parent, Seller nor any of its Affiliates shall offer any job or engagement to any employee of Seller prior to indication from Buyer that such employee will not be offered employment. In addition, Buyer will not terminate the employment of any employee whose annual compensation in 1998 is (on an annualized basis) in excess of $40,000, except for termination for cause in the ordinary course of business consistent with past practice.


8.7 Schedule Revision. Prior to Closing, Seller shall compile a revised Seller's Disclosure Schedule, which revised Seller's Disclosure Schedule shall reflect accurate and complete information as of the Closing Date. Any revisions to Seller's Disclosure Schedule which do not result from actions that are permitted pursuant to the terms of this Agreement shall constitute breaches of representations and warranties hereunder.


8.8 Transition Services. Prior to Closing, Buyer and Seller shall negotiate in good faith a transition services agreement, whereby Seller shall provide, for up to six (6) months after the Closing, on a month-to-month basis at Seller's direct operating costs (i) access to the NACN, CDPD and SMS platforms, to the extent permitted under Seller's Affiliate's existing agreements with the providers of such services and (ii) such other transition services to the extent Buyer and Seller mutually agree thereon.


SECTION 9.        CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER.


9.1 Conditions to Obligations of Buyer. All obligations of Buyer to purchase the Assets and to complete the related transactions contemplated by this Agreement are subject to the satisfaction or waiver (in the discretion of Buyer in respect to the waiver of such conditions) by Buyer, on or prior to the Closing Date, of each of the following conditions:


         (a). Representation, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, and Seller shall have performed in all material respects all agreements, covenants and conditions required hereby to be performed by it, prior to or at the Closing Date except for (a) those representations and warranties set forth in Sections
4.1 and 4.2 which shall be true and correct in all respects and (b) those representations and warranties already qualified by materiality, and except for changes permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer; provided that for all purposes under this Agreement, the existence or occurrence of any events or circumstances that constitute a breach of a representation or warranty of Seller made in this Agreement (including, without limitation, Seller's Disclosure Schedule) on the date of such representation or warranty is made shall not constitute a breach of such representation or warranty if such event or circumstance is cured as provided in
Section 12.2. There shall be delivered to Buyer at Closing a certificate signed by the President of Seller to the foregoing effect ("Seller's Closing Certificate").


         (b). Consents. The FCC Consents shall have become Final Orders and shall not contain conditions that are material and adverse to any of the FCC Authorizations or the Buyer. Notwithstanding anything to the contrary contained in this Section 9.1, Section 9.2 or otherwise and subject to Section 11.3 of this Agreement, if no petitions to deny the Assignment Applications have been filed within the applicable public comment period, and the FCC thereafter grants said Applications and such grant becomes legally effective by the release of an FCC Public Notice announcing the grant (the "Effective Order"), Buyer may, with the written consent of Seller, waive on behalf of the parties the requirement that the FCC Consents shall have become Final Orders. Consents for the assignment of all material Real Property Leases and Contracts listed in Schedules 4.9 and 4.14 of Seller's Disclosure Schedule shall have been obtained without any change in the terms or conditions of any such Real Property Lease or Contract, unless with respect to a change which may reasonably be expected to be material and adverse (i) such Consent is waived by the Buyer, (ii) Seller agrees, in its sole discretion, to indemnify Buyer for increased costs or other damages resulting from the failure to obtain such Consent, or (iii) the parties mutually agree on an alternative course of action to resolving the absence of any such Consent. Any such Real Property Lease or other Contract for which a Consent to the assignment from Seller to Buyer is not obtained shall remain the responsibility of Seller until the necessary Consents have been obtained.


         (c). Governmental Authorizations. Seller shall be the holder of all FCC Authorizations and any other FCC licenses and permits granted on or before the Closing Date and necessary to operate the Systems as configured on the Closing Date, and there shall not have been any modification of any of the FCC Authorizations that could have a material adverse effect on Seller's operation of the Systems. No proceeding shall be pending the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely in any material respect any of the Governmental Authorizations.


         (d). Deliveries. Seller shall have made all the deliveries to Buyer set forth in Section 10.2.


         (e). Opinions of Counsel. Seller shall have delivered to Buyer one or more opinions of Seller's counsel, dated as of the Closing Date, addressed to Buyer and providing substantially as follows:


                  (i) Seller's existence and qualification are as stated in
Section 4.1 hereof;

                  (ii) Seller has full corporate power and authority to consummate the transactions contemplated by this Agreement as stated in Section 4.1;


                  (iii) This Agreement and the documents contemplated hereby and all other agreements and undertakings contained in this Agreement have been duly authorized, executed and delivered, and all such instruments are valid and enforceable against Parent and Seller in accordance with their respective terms except for the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors rights generally and the enforceability of equitable remedies including injunctive relief and specific performance;


                  (iv) Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby
(A) will violate, conflict with, or constitute a default under Parent or Seller's Articles of Incorporation or Bylaws, or, to the best knowledge of such counsel, any United States Federal law or regulation applicable to Parent or Seller; or (B) requires the authorization, consent, order, permit or approval of, or filing with, any United States Federal governmental body under any statute or rule known to such counsel for consummation by Parent or Seller of the transactions contemplated hereby other than the filings under the HSR Act and the Assignment Applications; and


                  (v) There is no outstanding adverse decree, order or other ruling that has been issued by the FCC against Seller which would otherwise prevent consummation of the transactions contemplated by this Agreement, or, to the best of counsel's knowledge, no complaint, investigation, proceeding, petition, notice of violation, notice of apparent liability or mutually-exclusive application pending or threatened by or before the FCC against Seller's ability to assign the FCC Authorizations.


                  (vi) All FCC Consents and orders required for assignment of the FCC Authorizations to Buyer have been duly issued, are in full force and effect and are Final Orders unless the parties elect to close upon the issuance of the Effective Order. No further consent, approval, authorization or order of the FCC not obtained and in effect on the date of the opinion is required to assign the Governmental Authorizations from Seller to Buyer.


         (f). Adverse Changes. Between the date hereof and the Closing Date there shall have been no event or condition which results in a material adverse change in the Assets or the condition, financial or otherwise, of the Systems (excluding matters of public knowledge relating generally to the cellular telephone industry).


         (g). No Governmental Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Governmental Authority or other Person shall have been instituted or threatened that questions the validity or legality of the transactions contemplated hereby or which would reasonably be expected to affect materially and adversely the value of the Assets or the Systems.

         (h). HSR Act. The applicable waiting periods, including any extension thereof, under the HSR Act shall have expired or shall have been terminated and neither the U.S. Department of Justice nor the FTC shall have taken any action to prevent the transactions contemplated by this Agreement.


         (i). Non-foreign Affidavit. At Closing, Seller shall furnish to Buyer an affidavit stating, under penalty of perjury, that the indicated number is its United States taxpayer identification number and that it is not a foreign person, pursuant to Section 1445(b)(2) of the Code.


         (j). Affiliated Contracts. All Contracts between the Seller and its Affiliates shall be terminated as of the Closing Date.


9.2 Conditions to Obligations of Seller. The obligations of Seller to sell, transfer and convey the Assets and complete the related transactions contemplated by this Agreement are subject to the satisfaction or waiver (in the discretion of Seller with respect to the waiver of such conditions) by Seller, on or prior to the Closing Date, of each of the following conditions:


         (a). Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as if such representations and warranties were made at and as of the Closing Date, and Buyer shall have performed in all material respects all agreements, covenants and conditions required hereby to be performed by it, prior to or on the Closing Date. There shall be delivered to Seller at Closing a certificate of the President of Buyer to the foregoing effect ("Buyer's Closing Certificate").


         (b). Deliveries. Buyer shall have made all the deliveries set forth in
Section 10.3.


         (c). Buyer's Opinion. Buyer shall have delivered to Seller one or more opinions of Buyer's counsel, dated as of the Closing Date, addressed to Seller and providing substantially as follows:


                  (i) Buyer's existence, good standing and qualification are as stated in Section 5.1 hereof;


                  (ii) Buyer has full limited partnership power and authority to consummate the transactions contemplated by this Agreement;


                  (iii) This Agreement and the documents contemplated hereby and all other agreements and undertakings contained in this Agreement have been duly authorized, executed and delivered, and all such instruments are valid and enforceable against Buyer in accordance with their respective terms except for the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors rights generally and the enforceability of equitable remedies including injunctive relief and specific performance;


                  (iv) Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby (x) will violate, conflict with, or constitute a default under Buyer's Limited Partnership Agreement, or, to the best knowledge of such counsel, any United States Federal law or regulation applicable to Buyer; or (y) requires the authorization, consent, order, permit or approval of, or filing with, any United States Federal governmental body under any statute or rule known to such counsel for consummation by Buyer of the transactions contemplated hereby other than the filings under the HSR Act and the Assignment Applications; and


                  (v) There is no outstanding adverse decree, order or other ruling that has been issued by the FCC against Buyer, or, to the best of counsel's knowledge, no complaint, investigation, proceeding, petition, notice of violation, notice of apparent liability or mutually-exclusive application pending or threatened by or before the FCC against Buyer's qualifications to hold the FCC Authorizations.


         (d). HSR Act. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired or shall have been terminated and neither the U.S. Department of Justice nor the FTC shall have taken any action to prevent the transactions contemplated by this Agreement.


         (e). FCC and Other Consents. The FCC Consents shall have been granted.


SECTION 10. CLOSING; CLOSING DELIVERIES.


10.1     Closing; Termination.


         (a). Closing Date. The Closing shall take place within five (5) days after the grant of the FCC Consents becomes a Final Order and the other conditions the Closing have been satisfied, or on such other date that is agreed upon in writing by Buyer and Seller.


         (b). Closing Place. The Closing shall be held at the offices of Patton Boggs, L.L.P., 2550 M Street, N.W. in Washington, D.C. or any other place that is agreed upon in writing by Buyer and Seller.


10.2 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver, or cause to be delivered by its Affiliates or subsidiaries, to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:


         (a). All deeds and bills of sale, assignments and other instruments of conveyance and transfer, effecting the sale, transfer, assignment and conveyance of the Assets to Buyer (other than the Excluded Assets or any other assets specifically excluded herein), including, without limitation, the following:


                  (i) one or more assignments of lease with respect to the Real Property Leases;


                  (ii) one or more bills of conveyance with respect to the Personal Property;


                  (iii) one or more assignments with respect to the Contracts and Subscriber Agreements;


                  (iv) one or more assignments with respect to the Governmental Authorizations;


                  (v) one or more assignments with respect to the Intangibles;
and


                  (vi) such other instruments as shall be reasonably requested by Buyer to vest in Buyer title to the Assets free and clear from all Encumbrances in accordance with the provisions hereof.


         (b).     the Books and Records;


         (c). all Consents required pursuant to Section 9.1(b) and all other Consents that have been obtained;


         (d). evidence of the satisfaction of any Seller indebtedness, if any, including a payoff letter and UCC-3 termination statements;


         (e). Copies of resolutions adopted by the board of directors of Parent and Seller, duly authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified by its Secretary as being true and correct on the Closing Date;


         (f).     Seller's Closing Certificate;


         (g).     the opinion described in Section 9.1(e);


         (h). certified copies of Seller's Articles of Incorporation and a Certificate of Good Standing;


         (i). a copy of Seller's Bylaws which have been certified by its Secretary;


         (j). all such other documents and instruments as Buyer or its counsel shall reasonably request and which shall be reasonably required to consummate the transactions contemplated hereby;

         (k).     the Non-foreign Affidavit described in Section 9.1(i);


         (l).     the Capital Expenditures Summary;


         (m).     a calculation of the Initial Adjustment Amount pursuant to
                  Section 2.7;


         (n).     the Pro-Forma Closing Date Balance Sheet;


         (o).     a revised Seller's Disclosure Schedule pursuant to Section
                  8.7;


         (p).     the Partnership Interests Assignment Agreement; and


         (q).     the Transition Services Agreement.


10.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:


                               (a) the Purchase Price, as adjusted pursuant to
                  Section 2.4, payable on the Closing Date in cash by wire transfer of immediately available funds to an account designated by Seller in writing and delivered to Buyer no later than two (2) Business Days prior to the Closing Date;


                               (b) the Capital Expenditure's Payment payable on
                  the Closing Date in cash by wire transfer of immediately available funds to an account designated by Seller in writing and delivered to Buyer no later than two (2) Business Days prior to the Closing Date;


                               (c) copies of resolutions adopted by the general
                  and limited partners of Buyer, duly authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified by each general partner as being true and correct on the Closing Date;


                               (d) Buyer's Closing Certificate;


                               (e) a certified copy of Buyer's Limited
                  Partnership Agreement and a Certificate of Good
                  Standing/Existence, as the case may be;


                               (f) a copy of Buyer's Operating Agreement or
                  By-Laws, as the case may be, which has been certified by its general partners;


                               (g) an assumption by Buyer of all the Assumed
                  Liabilities set forth in Section 3.1;

                               (h) the opinion described in Section 9.2(c);


                               (i) all such other documents and instruments as
                  Seller or its counsel shall reasonably request and which shall be reasonably required to consummate the transactions contemplated hereby;


                               (j) the Partnership Interests Assignment
                  Agreement; and


                               (k) the Transition Services Agreement.


10.4 Form of Instruments. All of the foregoing instruments shall be in form and substance, and executed and delivered in a manner, reasonably satisfactory to Buyer's counsel and Seller's counsel.


SECTION 11.    ACTIONS BY SELLER AND BUYER AFTER THE CLOSING.


11.1 Tax Matters; Payments of Debts and Liabilities.

         (a). Books and Records. Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation attorneys fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. All information received pursuant to this Section 11.1(a) shall be subject to the terms of Section 16.11.


         (b). Cooperation and Records Retention. Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any tax return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, Buyer and Seller shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.


         (c). Following the Closing Date. Seller shall promptly pay when due all of its debts and Liabilities, including any liability for income taxes and excluding any debts and Liabilities expressly assumed by Buyer hereunder; provided, however, this covenant shall not apply to any debt or Liability or portion thereof, that Seller is contesting in good faith by appropriate proceedings; and provided further, that Seller shall pay promptly all or that portion of such contested debt or Liability that is found to be owing at the completion of such proceedings.


11.2 Closing Financial Statements. Seller shall deliver the Closing Financial Statements within sixty (60) days after the Closing Date. Buyer and Seller will cooperate in the preparation or audit, if deemed necessary by Buyer, at Buyer's expense, of any Financial Statements.


11.3 Rescission. In the event that Closing occurs on Effective Order and if the FCC Consents are subsequently withdrawn and if at such time or thereafter the parties are legally obligated to rescind the transactions contemplated by this Agreement, the parties shall rescind the transaction in a manner that puts each party in the position it would have been in as of the Closing Date, had the transactions contemplated hereby not been consummated. Buyer further covenants and agrees that in the event of a rescission pursuant to this Section 11.3, Buyer will transfer, assign and deliver the Assets and the Systems to Seller in substantially the same condition as the Assets and Systems existed on the Closing Date, except and, to the extent there is a net diminution in the value of the Assets, subject to appropriate compensation, except for (i) ordinary wear and tear, (ii) Assets sold, transferred or otherwise disposed of in the ordinary course of business and (iii) changes in any Assets (including the loss or destruction thereof) after the Closing Date to the extent such changes are not due to the acts or omissions of Buyer or would have occurred absent the Closing and Seller shall return the Purchase Price to Buyer net of compensation; provided that, in the event of the loss or destruction of any Assets, Buyer shall deliver to Seller all insurance proceeds, if any, Buyer receives with respect thereto and provided, further, that if the acts, omissions or qualifications of Buyer were the proximate cause of the withdrawal of the FCC Consents, then Seller shall be permitted to retain an amount equal to ten percent (10%) of the Purchase Price as damages for the failure of the transaction to be consummated.

SECTION 12.    TERMINATION.


12.1  Grounds for Termination.


         (a) This Agreement shall automatically terminate if a Final Order granting the FCC Consent is not obtained within fifteen (15) months after the filing of the Assignment Application.


         (b) Either party may terminate this Agreement if the terminating party is not then in material breach hereof, by sending a termination notice (a "Termination Notice") to the other party declaring that this Agreement shall terminate and be deemed null and void, upon the occurrence of either of the following:


                  (i) On the Closing Date, if any of the conditions precedent set forth in Section 9 hereof to the obligations of the terminating party have not been satisfied by the non-terminating party or waived by the terminating party; or


                  (ii) If, subject to Section 12.2, the other party has breached any representations, warranties, covenants or agreements contained herein (subject to the right to cure set forth in Section 12.2 below); provided, however, with respect to breaches of representations and warranties which can be compensated for by the payment of monetary damages, the nonbreaching party shall not have a right to terminate this Agreement unless the damages reasonably expected to result from all such breaches exceeds five percent (5%) of the Purchase Price (calculated without regard to any adjustments); or


                  (iii) If there shall be in effect any judgment, decree, or order that would prevent or make the Closing unlawful.


12.2 Breaches and Defaults; Opportunity to Cure. Prior to the exercise by a party of any termination rights afforded under this Agreement, if either party (the "Non-Breaching Party") is basing such termination upon a breach by the other party (the "Breaching Party"), the Non-Breaching Party shall provide the Breaching Party with written notice specifying in reasonable detail the nature of such breach, whereupon the Breaching Party shall have thirty (30) days from the receipt of such notice to cure such breach; provided, however, that if such breach is not capable of being cured within such period and if the Breaching Party shall have commenced action to cure such breach within such period and is diligently attempting to cure such breach, the Breaching Party shall be afforded an additional reasonable amount of time to cure such breach; provided, further, however, Buyer shall have no opportunity to cure the breach of its obligation to deliver any required portion of the Purchase Price to be delivered to Seller at Closing. If the breach is not cured within such time period, then the Breaching Party shall be in default hereunder and the Non-Breaching Party shall be entitled to terminate this Agreement (as provided in Section 12.1(b)(ii)).


 SECTION 13. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION.


13.1 Representations and Warranties. All representations and warranties of the parties hereto contained in this Agreement shall be deemed continuing representations and warranties and shall survive the Closing for a period of one year from the Closing Date provided, however, that (a) the representations and warranties contained in Sections 4.1, 4.2, 4.8, (with respect to title matters only), 4.9 (with respect to title matters only), and 4.23 shall survive until the expiration of the applicable statute of limitations, (b) there shall be a two (2) year survival for the representation in Section 4.22 and (c) the representation in Section 4.15 shall survive for the applicable statute of limitations period plus three (3) months. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained herein.


13.2 Indemnification by Parent and Seller. Subject to Section 13.4 hereof, notwithstanding the Closing, Parent and Seller, jointly and severally, hereby agree to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:


         (a). Breach. Any and all losses, Liabilities, or damages (collectively, "Damages") resulting from any untrue or inaccurate representation, breach of warranty, or nonfulfillment of any covenant by Seller contained herein or in any certificate, document, or instrument delivered by Seller to Buyer hereunder; and


         (b). Ownership. Any and all Damages resulting from (i) the ownership of the Assets prior to the Effective Time and (ii) any Liabilities not expressly assumed by Buyer under Section 3.1; and


         (c). Legal Matters. Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses (collectively, "Claims"), incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity; provided, however, that (i) Seller shall not be required to indemnify and hold harmless Buyer under this
Section 13.2 with respect to any Damages or Claims arising out of any breach of the representations and warranties contained in Section 4, unless and until Damages and/or Claims for which such indemnification is sought under this
Section 13.2 or otherwise shall exceed in the aggregate Five Hundred Thousand Dollars ($500,000.00), in which event Seller and Parent shall indemnify and hold Buyer harmless for the full amount of such Damages and/or Claims, provided further that in no event shall the aggregate collective liability of Seller and Parent for all Damages and/or Claims arising out of or relating to this

Agreement (including the right to reasonable costs of enforcement including reasonable attorneys' fees) exceed five percent (5%) of the Purchase Price (without regard to any adjustments); provided, further, that the cap on liability shall not apply with respect to breaches or inaccuracies (i) of Sections 4.1, 4.2, 4.8 (with respect to title matters only), 4.9 (with respect to title matters only), 4.15 or 4.23, or (ii) caused by the knowing and intentional misrepresentations of Seller.


13.3 Indemnification by Buyer. Subject to Section 13.4 hereof, notwithstanding the Closing, Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:


         (a). Breach. Any and all Damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained herein or in any certificate, document, or instrument delivered by Buyer to Seller hereunder;


         (b). Ownership. Any and all Damages resulting from the ownership of the Assets after the Effective Time; and


         (c). Legal Matters. Any and all Claims, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.


         (d). Liquidated Damages. If the Agreement is terminated by Seller under
Section 12.1(b) and Buyer does not have the right to terminate the Agreement, payment of the Escrow Amount shall constitute liquidated damages and be Seller's sole recourse against Buyer.


13.4 Limitation of Damages. The foregoing obligations described in Sections 13.2 and 13.3 shall be subject to and limited by the following principle and limitation: any claims asserted after the Claim Period shall be barred.


13.5 Procedure for Indemnification. The procedure for indemnification shall be as follows:


         (a). Notice. The party seeking indemnification (the "Claimant") shall promptly give notice to the other party (the "Indemnitor") of any Damage or Claims, whether solely between the parties or brought by another party, specifying the factual basis for the claim and the amount thereof.


         (b). Investigation. With respect to claims between the parties, following receipt of notice from the Claimant of a claim, the Indemnitor shall have thirty (30) days to make any investigation of the claim that the Indemnitor deems necessary or desirable. For the purposes of this investigation, the Claimant agrees to make available to the Indemnitor and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within the thirty (30) day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.


         (c). Control of Claim. With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnitor shall have the right at its own expense to participate in or assume control of the defense of the claim provided that (i) Indemnitor promptly assumes the defense and does not cause any prejudice by any delay and (ii) Indemnitor acknowledges in writing to Claimant that Indemnitor is reasonable for such Claim (subject to limits set forth in Section 13.2), and the Claimant shall cooperate fully with the Indemnitor, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnitor. If the Indemnitor elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of the claim at its own expense. In the event that the Claimant assumes the defense of any third party claim, the Claimant will keep the Indemnitor timely informed of the progress of any defense, compromise, or settlement. If the Indemnitor does not elect to assume control or otherwise participate in the defense of any third-party claim, it shall be bound by the results obtained by the Claimant with respect to the claim. Notwithstanding the foregoing, in the event of a defense of a Claim brought by a third party seeking purely injunctive relief (except for recovery of costs), the Claimant may defend such Action and the Indemnitor may participate at its own expense.


         (d). No Indemnitor shall be liable for any settlement effected without its written consent.


SECTION 14.    REMEDIES.


14.1 By Seller. If Seller has the right to terminate pursuant to Section 12.1(b)(i) or (ii) hereof, Seller may at its sole election (i) waive such right and close (without waiving its rights to recover Damages pursuant to Section
13); or (ii) terminate the Agreement and seek all remedies to which it is entitled by law.


14.2 By Buyer. If Buyer has the right to terminate this Agreement pursuant to
Section 12.1(b)(i) or (ii) hereof, Buyer may at its sole election either (i) waive such right and close (without waiving its rights to recover Damages pursuant to Section 13); or (ii) terminate the Agreement and seek all remedies to which it is entitled by law.


14.3 Generally. A termination of this Agreement will not release either party from breach of this Agreement which occurs prior to such termination, except to the extent that such party's liability is limited or released as expressly set forth in this Agreement.


14.4 Specific Performance. The parties recognize that if either party fails or refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate the other party for its injury. Therefore, either party shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the other party's obligations under the terms of this Agreement. If any action is brought by either party against the other party to enforce this Agreement, the other party shall waive the defense that there is an adequate remedy at law.


SECTION 15. ARBITRATION.


         Except with respect to the Purchase Price Adjustment, within ten (10) days following the date that a dispute arises hereunder, Buyer and Seller shall select a mutually acceptable arbitrator located in the Washington, D.C. metropolitan area to resolve such dispute. If the parties are unable to agree upon the arbitrator within the ten (10) day period, then three arbitrators shall be selected pursuant to the rules of commercial arbitration of the American Arbitration Association. Such arbitration shall be conducted in Washington, D.C. pursuant to the rules of the American Arbitration Association, and shall be concluded as soon as reasonable practicable. The arbitrators shall render a written decision, which shall include findings of fact and conclusions of law. The decision of the arbitrators shall be final, conclusive and binding on the parties and judgment thereon may be entered in any court having jurisdiction. The party not prevailing shall be responsible for all fees and expenses, including attorneys fees, in connection with such arbitration.


SECTION 16. MISCELLANEOUS.


16.1 Allocation of Purchase Price. On or prior to the Closing Date, Buyer and Seller shall use their best efforts to agree in writing upon the allocation of the Purchase Price among the Assets. If Buyer and Seller agree upon the allocation of the Purchase Price, they: (i) shall jointly complete and separately file in a timely fashion Form 8594 with each of their federal income tax returns for the year required; and (ii) shall not take any position on any income, transfer or gains tax return before any governmental agency charged with the collection of any such tax or in any judicial proceeding that is in any manner inconsistent with the terms of the agreed upon allocation without the written consent of the other. Notwithstanding the foregoing, if, despite their best efforts, there is no agreement between Buyer and Seller upon allocation of the Purchase Price, the parties shall be free to file their own Form 8594 with each of their federal income returns for the year required and shall take such positions therein as they deem to be appropriate.


16.2 Fees and Expenses. Buyer shall pay any transfer taxes (including any bulk sales taxes), sales taxes, document stamps, or other charges levied by any governmental entity on account of the transfer and conveyance of the Assets from Seller to Buyer. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives.

16.3 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received (i) on the date of personal delivery (which shall include delivery by facsimile if received between the hours of 9:00 AM and 5:00 PM, local time, or by overnight courier on any Business Day), or (ii) on the date of receipt (as shown on the return receipt) if mailed by registered or certified mail, postage prepaid and return receipt requested, in each case addressed as follows:

If to Seller:

         Western Florida Cellular Telephone Corp.
         2002 Pisgah Church Road
         Greensboro, NC 27455
         Attention:   Richard C. Rowlenson, Vice President and General Counsel
         Facsimile:     (336)545-2219

With copies (which shall not constitute notice) to:

         Paul C. Besozzi, Esq.
         Patton Boggs, L.L.P.
         2550 M Street, N.W.
         Washington, DC  20037
         Facsimile:  (202) 457-6315

If to Buyer:

         Wireless One Network, L.P.
         2100 Electronics Lane
         Ft. Myers, Florida
         Attention:  Mr. James A. Dwyer, Jr.
         Facsimile:  (941) 489-1928

With copies (which shall not constitute notice) to:

         Gould & Ratner
         222 N. LaSalle St., Suite 800
         Chicago, IL  60601
         Attention:  Fredric D. Tannenbaum, Esq.
         Facsimile:  (312) 236-3241

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 16.3.

16.4 Further Assurances. The parties shall take any actions and execute any other documents that reasonably may be necessary or desirable to the implement and consummation of this Agreement.


16.5 Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Delaware, provided, that with respect to matters relating to the Real Property this Agreement shall be governed, construed and enforced in accordance with the laws of the State of Florida.


16.6 Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.


16.7 Gender and Number. Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and another number, singular or plural, as the context requires.


16.8 Entire Agreement. This Agreement, all annexes, schedules and exhibits hereto, and all certificates and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between the parties with respect to the subject matter hereof. This Agreement cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.


16.9 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all the rights and privileges established hereunder shall be enforceable to the fullest extent permitted by law.


16.10 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party without the written consent of the other party, which consent shall not be unreasonably withheld or delayed.


16.11 Confidential Information. Neither party shall disclose the transaction contemplated herein until after the date of execution of this Agreement after which date either party may make a public announcement. Copies of any public announcements shall be provided to the other party via facsimile the day of such announcement. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that



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

it has had and will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or use such information, except to advisors, consultants and Affiliates in connection with the transactions contemplated hereby. In the event of the termination of this Agreement for any reason whatsoever, each party shall return (or destroy with delivery of a certificate confirming such destruction) to the other all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will use all reasonable efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information, unless such information is now, or is hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public. The parties acknowledge, but do not represent or warrant, that portions of the Assets, including but not limited to subscriber lists and Subscriber Agreements, constitute trade secrets and confidential business information. Each party agrees not to disclose any such information to any party other than the other party unless and until such time as this Agreement is terminated; provided, however, after the Closing Date, Buyer shall have the right to disclose such information as it deems appropriate in its sole discretion. This Section 16.11 shall survive Closing for two (2) years.


16.12 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.





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



         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    BUYER:

ATTEST:                             WIRELESS ONE NETWORK, L.P.


__/s/ John A. Dwyer_______ By: _______/s/ James A Dwyer, III____________


                                    SELLER:

ATTEST:                             WESTERN FLORIDA CELLULAR TELEPHONE
CORP.


__/s/ Stephen L. Holcombe__         By: _______/s/ S. Tony Gore III____________


                                    PARENT:

ATTEST:                             VANGUARD CELLULAR FINANCIAL CORP.


__/s/ Stephen L. Holcombe__         By: _______/s/ Timothy G. Biltz___________



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


                         LIST OF SCHEDULES AND EXHIBITS

Seller's Disclosure Schedule

Schedule 1         Excluded Assets

Schedule 2         Partnership Interests

Schedule 2.4       Capital Expenditures

Schedule 4.3       Certain Changes of Events

Schedule 4.4       Assets Used in Connection with Billing,
                   Administrative and Technical Support Services

Schedule 4.6       Consents

Schedule 4.7       Governmental Authorization

Schedule 4.8       Interests in Real Property

Schedule 4.9       Description of Personal Property

Schedule 4.10      Subscriber Agreements Outside Ordinary Course of
                   Business

Schedule 4.11      Paging Resale Agreements

Schedule 4.12      Financial Statements

Schedule 4.13      Contracts

Schedule 4.14      Intangibles

Schedule 4.15      Taxes

Schedule 4.16      Insurance

Schedule 4.18      Employee Plans

Schedule 4.19      Litigation

Schedule 4.20      Compliance with Laws

Schedule 4.22      Environmental and Safety Compliance

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

Exhibit 2.5        Form of Escrow Agreement

Exhibit 2.8        Form of Partnership Assignment Agreement


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